Exhibit 99.B(d)(9)(i)

June 1, 2009

Sheryl Sadis, CFO

Kayne Anderson Rudnick Investment Management, LLC

1800 Avenue of the Stars, 2nd Floor

Los Angeles, CA 90067

Dear Ms. Sadis:

Pursuant to the Sub-Advisory Agreement dated March 29, 2007, between ING Investments, LLC and Kayne Anderson Rudnick Investment Management, LLC (the “Agreement”) we hereby notify you of our intention to modify the fees payable to the Sub-Adviser for ING SmallCap Value Multi-Manager Fund, a series of ING Equity Trust (the “Fund”), effective June 1, 2009.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

Please signify your acceptance to the modification of the sub-advisory fee for the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
		Name:	Todd Modic
		Title:	Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
Kayne Anderson Rudnick Investment Management, LLC

By:	/s/ Jeannie Varian
Name:	Jeannie Varian
Title:	COO, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

KAYNE ANDERSON RUDNICK INVESTMENT MANAGEMENT, LLC

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets under the management of Kayne Anderson Rudnick Investment Management, LLC)

ING SmallCap Value Multi-Manager Fund	0.50% on all assets